For the six months ended (a) 1/31/97
File number (c) 811-5055

                          SUB-ITEM 77 D

                            EXHIBITS

          Policies with respect to security investment

     On February 18, 1997 the Directors approved a
change in investment policy permitting the Fund to
hold  up  to  15% of its net assets in  repurchase
agreements which have a maturity of longer than  7
days or in other illiquid securities.
































N-SAR:paf\0995.77d